UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 6, 2004

Halliburton Company

(Exact name of registrant as specified in its charter)

Delaware	1-3492	75-2677995
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1401 McKinney, Suite 2400
Houston, Texas 77010
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 759-2600

Item 9. Regulation FD Disclosure

On February 6, 2004, Halliburton Company filed an Amendment No. 1 to its Registration Statement on Form S-3 (Registration No. 333-110035) (as so amended, the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement includes the following information:

Risks Relating to Asbestos and Silica Liability

We may be unable to fulfill the conditions necessary to complete the proposed settlement, and there is no assurance that the plan of reorganization in the Chapter 11 proceedings of DII Industries, Kellogg Brown & Root and our other affected subsidiaries will be confirmed.

      As contemplated by our proposed settlement of asbestos and silica personal injury claims, DII Industries, Kellogg Brown & Root and our other affected subsidiaries (collectively referred to herein as the “debtors”) filed Chapter 11 proceedings on December 16, 2003 in bankruptcy court in Pittsburgh, Pennsylvania. Although the debtors have filed Chapter 11 proceedings and we are proceeding with the proposed settlement, completion of the settlement remains subject to several conditions, including the requirements that the bankruptcy court confirm the plan of reorganization and the federal district court affirm such confirmation, and that the bankruptcy court and federal district court orders become final and non-appealable. Completion of the proposed settlement is also conditioned on continued availability of financing on terms acceptable to us in order to allow us to fund the cash amounts to be paid in the settlement. There can be no assurance that such conditions will be met.

      In connection with reaching an agreement with representatives of asbestos and silica claimants to limit the cash required to settle pending claims to $2.775 billion, DII Industries paid $311.0 million of the $2.775 billion cash amount prior to the Chapter 11 filing. This payment was made on December 16, 2003. Halliburton also agreed to guarantee the payment of an additional $160.0 million of the original $2.775 billion cash amount, which must be paid on the earlier to occur of (a) June 17, 2004 and (b) the date on which an order confirming the proposed plan of reorganization becomes final and nonappealable.

      The requirements for a bankruptcy court to approve a plan of reorganization include, among other judicial findings, that:

•	the plan of reorganization complies with applicable provisions of the U.S. Bankruptcy Code;

•	the debtors have complied with the applicable provisions of the U.S. Bankruptcy Code;

•	the trusts will value and pay similar present and future claims in substantially the same manner;

•	the plan of reorganization has been proposed in good faith and not by any means forbidden by law; and

•	any payment made or promised by the debtors to any person for services, costs or expenses in or in connection with the Chapter 11 proceeding or the plan of reorganization has been or is reasonable.

      The bankruptcy court presiding over the Chapter 11 proceedings has scheduled a hearing on confirmation of the proposed plan of reorganization for May 10 through 12, 2004. Some of the insurers of DII Industries and Kellogg Brown & Root have filed various motions in and objections to the Chapter 11 proceedings in an attempt to seek dismissal of the Chapter 11 proceedings or to delay the proposed plan of reorganization. The motions and objections filed by the insurers include a request that the court grant the insurers standing in the Chapter 11 proceedings to be heard on a wide range of matters, a motion objecting to the proposed legal representative for future asbestos and silica claimants and a motion to dismiss the Chapter 11 proceedings. The insurers allege that they should have standing, among other reasons, because the proposed plan of reorganization is not “insurance neutral” and adversely affects their rights under the applicable insurance policies. The insurers allege that the motion to dismiss is proper because the insurers claim that the debtors lack good faith in filing the Chapter 11 proceeding, that the debtors could have paid the asbestos and silica personal injury claims and that Halliburton and its affiliates are solvent. The debtors have objected to the insurers’ standing to seek such relief, and the bankruptcy court has indicated that it will issue a ruling on the standing question on February 11, 2004. If the insurers are granted standing, they could be given the right to conduct discovery, which could delay the completion of the proposed plan of reorganization. A grant of standing also may result in substantial revision to or renegotiation of the plan of reorganization. Regardless of the outcome, we believe that these insurers will take additional steps to prevent or delay confirmation of a plan of reorganization, and there can be no assurance that the insurers will not be successful or that such efforts will not result in delays in the reorganization process.

      There can be no assurance that we will obtain the required judicial approval of the proposed plan of reorganization or a revised plan of reorganization acceptable to us. In such event, a prolonged Chapter 11 proceeding could adversely affect the debtors’ relationships with customers, suppliers and employees, which in turn could adversely affect the debtors’ competitive position, financial condition and results of operations. A weakening of the debtors’ financial condition and results of operations or a substantial decrease in the trading price of Halliburton’s common stock could adversely affect the debtors’ ability to implement a plan of reorganization.

      In addition, if a plan of reorganization is not confirmed by the bankruptcy court and the Chapter 11 proceedings are not dismissed, the debtors may be forced to liquidate their assets. Chapter 11 permits a company to remain in control of its business, protected by a stay of all creditor action, while that company attempts to negotiate and confirm a plan of reorganization with its creditors. The debtors may be unsuccessful in their attempts to confirm a plan of reorganization with their creditors. If the debtors are unsuccessful in obtaining confirmation of a plan of reorganization, the assets of the debtors could be liquidated in the bankruptcy proceedings. In the event of a bankruptcy liquidation of the debtors, Halliburton could lose its controlling interest in DII Industries and Kellogg Brown & Root. As a result, the value of those subsidiaries would no longer be reflected in our common stock. Moreover, if the plan of reorganization is not confirmed and the debtors have insufficient assets to pay the creditors, Halliburton’s assets could be drawn into the liquidation proceedings because Halliburton guarantees certain of the debtors’ obligations.

If our Chapter 11 proceedings are dismissed without confirmation of a plan of reorganization, we would be required to resolve current and future asbestos and silica claims in the tort system, which may adversely affect our financial condition.

      If our Chapter 11 proceedings are dismissed without confirmation of a plan of reorganization, we would be required to resolve current and future asbestos claims in the tort system or, in the case of the Harbison-Walker Refractories Company claims described below, possibly through the Harbison-Walker bankruptcy proceedings.

      If we were required to resolve asbestos claims in the tort system, we would be subject to numerous uncertainties, including:

•	continuing asbestos and silica litigation against us, which would include the possibility of substantial adverse judgments, the timing of which could not be controlled or predicted, and the obligation to provide appeals bonds pending any appeal of any such judgment, some or all of which may require us to post cash collateral;

•	current and future asbestos claims settlement and defense costs, including the inability to completely control the timing of such costs and the possibility of increased costs to resolve personal injury claims;

•	the possibility of an increase in the number and type of asbestos and silica claims against us in the future; and

•	any adverse changes to the tort system allowing additional claims or judgments against us.

      Asbestos was used in products manufactured or sold by Harbison-Walker, a former division of DII Industries (then named Dresser Industries, Inc.). Harbison-Walker was spun-off by DII Industries in July 1992. At that time, Harbison-Walker assumed liability for asbestos claims filed after the spin-off and it agreed to defend and indemnify DII Industries from liability for those claims, although DII Industries continues to have direct liability to tort claimants for all post spin-off refractory claims. In February 2002, Harbison-Walker filed a Chapter 11 proceeding. We believe that Harbison-Walker is no longer financially able to perform its obligations to assume liability for post spin-off refractory claims and defend DII Industries from those claims. As such, these claims may be asserted against DII Industries. All Harbison-Walker claims are currently covered by the proposed plan of reorganization.

      Substantial adverse judgments or substantial claims settlement and defense costs could materially and adversely affect our liquidity, especially if combined with a lowering of our credit ratings or other events. If an adverse judgment were entered against us, we would usually be required to post a bond in order to perfect an appeal of that judgment. If the bonds were not available because of uncertainties in the bonding market or if, as a result of our financial condition or credit rating, bonding companies would not provide a bond on our behalf, we would be required to provide a cash bond in order to perfect any appeal. As a result, a substantial judgment or judgments could require a substantial amount of cash to be posted by us in order to appeal, which we may not be able to provide from cash on hand or borrowings, or which we may only be able to provide by incurring high borrowing costs. In such event, our ability to pursue our legal rights to appeal may be adversely affected.

      There can be no assurance that our financial condition and results of operations, our stock price, our debt ratings or the trading price of the notes would not be materially and adversely affected in the absence of a completed settlement or by events subsequent to an unconsummated settlement.

If proposed federal legislation to provide national asbestos litigation reform becomes law, we may be required to pay more to resolve our asbestos liabilities than we would have paid if the Chapter 11 filing had not been made, and our settlement with Equitas may not be completed if such legislation is passed by the U.S. Congress.

      We understand that the U.S. Congress may consider adopting legislation that would set up a national trust fund as the exclusive means for recovery for asbestos-related disease. Although we would be required to fund a trust for the benefit of our asbestos claimants pursuant to our proposed settlement, if the legislation is consummated, we may be required to pay additional funds into a national trust. As a result, we may be required to pay more to resolve our asbestos liabilities under such legislation than we would have paid if the Chapter 11 filing had not been made. We are uncertain as to what contributions we would be required to make to such a national trust, if any, although it is possible that they could be substantial and that they could continue for a significant number of years.

      It is a condition to the effectiveness of our settlement with Equitas that no law shall be passed by the U.S. Congress on or before January 3, 2005 that relates to, regulates, limits or controls the prosecution of asbestos claims in U.S. state or federal courts or any other forum. If national asbestos litigation legislation is passed by the U.S. Congress, we would not receive the $575.0 million in cash provided by the Equitas settlement.

Judicial relief against asbestos and silica exposure may not be as broad as is contemplated by the proposed settlement, and a completed settlement may not address all asbestos and silica exposure.

      Our proposed settlement of asbestos and silica claims includes all asbestos and silica personal injury claims against DII Industries, Kellogg Brown & Root and their current and former subsidiaries, as well as Halliburton and its subsidiaries and the predecessors and successors of all of them. However, the proposed settlement is subject to bankruptcy court approval as well as federal district court confirmation. No assurance can be given that the court reviewing and approving the plan of reorganization that is being used to implement the proposed settlement will grant relief as broad as contemplated by the proposed settlement.

      In addition, a Chapter 11 proceeding and an injunction under Section 524(g) of the U.S. Bankruptcy Code may not apply to protect against asbestos claims made outside of the United States. While we have historically not received a significant number of such claims, any such future claims would be subject to the applicable legal system of the jurisdiction where the claim was made. Although we do not believe that we have material exposure to such claims, there can be no assurance that material claims outside of the United States would not be made in the future. Further, to our knowledge, the constitutionality of an injunction under Section 524(g) of the U.S. Bankruptcy Code has not been tested in a court of law. We can provide no assurance that, if the constitutionality is challenged, the injunction would be upheld.

      Moreover, the proposed settlement does not resolve claims for property damage as a result of materials containing asbestos. Accordingly, although we have historically received no such claims, claims could still be made as to damage to property or property value as a result of asbestos containing products having been used in a particular property or structure.

We may be unable to recover, or be delayed in recovering, insurance receivables, which would adversely affect our financial condition.

      We have substantial insurance intended to reimburse us for portions of the costs incurred in defending asbestos and silica claims and amounts paid to settle claims and to satisfy court judgments. We had accrued $2.1 billion in probable insurance recoveries as of September 30, 2003. We may be unable to recover, or we may be delayed in recovering, insurance reimbursements in the amounts anticipated to cover a part of the costs incurred in defending asbestos and silica claims and amounts paid to settle claims or as a result of court judgments due to, among other things:

•	the inability or unwillingness of insurers to timely reimburse for claims in the future;

•	disputes as to documentation requirements for DII Industries, Kellogg Brown & Root or other subsidiaries in order to recover claims paid;

•	the inability to access insurance policies shared with, or the dissipation of shared insurance assets by, Harbison-Walker Refractories Company or others;

•	the possible insolvency or reduced financial viability of our insurers;

•	the cost of litigation to obtain insurance reimbursement; and

•	possible adverse court decisions as to our rights to obtain insurance reimbursement.

      In the case of the proposed settlement, we would be required to contribute approximately $2.775 billion in cash (less the $311.0 million we paid in December 2003), but may be delayed in receiving our expected reimbursement from our insurance carriers because of extended negotiations or litigation with insurance carriers. If we were unable to recover from one or more of our insurance carriers, or if we were delayed significantly in our recoveries, it could have a material adverse effect on our financial condition.

      We may ultimately recover, or may agree in settlement of litigation to recover, less insurance reimbursement than the insurance receivable recorded in our financial statements. In addition, we may enter into agreements with all or some of our insurance carriers to negotiate an overall accelerated payment of anticipated insurance proceeds. In either of these circumstances, we could recover less than the recorded amount of anticipated insurance receivables, which would result in an additional charge to the statement of operations.

Our credit facilities may not provide us with the necessary financing to complete the proposed settlement.

      The plan of reorganization through which the proposed settlement would be implemented will require us to contribute approximately $2.775 billion in cash (less the $311.0 million we paid in December 2003) to the trusts established for the benefit of asbestos and silica claimants pursuant to the U.S. Bankruptcy Code. We may need to finance additional amounts in connection with the settlement.

      Subsequent to the end of third quarter 2003, we entered into (1) a delayed-draw term facility for up to $1.0 billion, which has been reduced to approximately $500.0 million by the net proceeds of our recent issuance of senior notes due 2007 and is subject to further reduction, to be available for cash funding of the trusts for the benefit of asbestos and silica claimants; (2) a master letter of credit facility intended to ensure that existing letters of credit supporting our contracts remain in place during the Chapter 11 filing; and (3) a $700.0 million three-year revolving credit facility for general working capital purposes. Although the master letter of credit facility and the $700.0 million revolving credit facility are now effective, there are a number of conditions that must be met before the delayed-draw term facility will become effective and available for our use, including bankruptcy court approval and federal district court confirmation of the plan of reorganization. Moreover, these facilities are only available for limited periods of time. As a result, if the debtors are delayed in completing the plan of reorganization, these credit facilities may not provide us with the necessary financing to complete the proposed settlement. Additionally, there may be other conditions to funding that we may be unable to satisfy. In such circumstances, we would have to terminate the proposed settlement if replacement financing were not available on acceptable terms.

      In addition, we may experience increased working capital requirements from time to time associated with our business. An increased demand for working capital could affect our liquidity needs and could impair our ability to finance the proposed settlement on acceptable terms, in which case the settlement would not be completed.

The Chapter 11 filing of some of our subsidiaries may negatively affect their ability to obtain new business in the future and consequently may have a negative impact on our financial condition and results of operations.

      Because Halliburton’s financial condition and its results of operations depend on distributions from its subsidiaries, the Chapter 11 filing of some of them, including DII Industries and Kellogg Brown & Root, may have a negative impact on Halliburton’s cash flow and distributions from those subsidiaries. These subsidiaries will not be able to make distributions to Halliburton during the Chapter 11 proceedings without court approval. The Chapter 11 proceedings may also hinder the subsidiaries’ ability to take actions in the ordinary course. In addition, the Chapter 11 filing may adversely affect the ability of our subsidiaries in Chapter 11 proceedings to obtain new orders from current or prospective customers. As a result of the Chapter 11 proceedings, some current and prospective customers, suppliers and other vendors may assume that our subsidiaries are financially weak and will be unable to honor obligations, making those customers, suppliers and other vendors reluctant to do business with our subsidiaries. In particular, some governments may be unwilling to conduct business with a subsidiary in Chapter 11 or having recently filed a Chapter 11 proceeding. The Chapter 11 proceedings also may affect adversely their ability to negotiate favorable terms with customers, suppliers and other vendors. DII Industries’ and Kellogg Brown & Root’s financial condition and results of operations could be materially and adversely affected if they cannot attract customers, suppliers and other vendors or obtain favorable terms from customers, suppliers or other vendors. Consequently, our financial condition and results of operations could be adversely affected.

      Further, prolonged Chapter 11 proceedings could adversely affect the relationship that DII Industries, Kellogg Brown & Root and their subsidiaries involved in the Chapter 11 proceeding have with their customers, suppliers and employees, which in turn could adversely affect their competitive positions, financial conditions and results of operations. A weakening of their financial conditions and results of operations could adversely affect their ability to implement the plan of reorganization.

Federal bankruptcy law and state statutes may, under specific circumstances, void payments made by our subsidiaries to us and void principal and interest payments made by us to you on the notes and you may be forced to return such payments.

      Under federal bankruptcy law and various state fraudulent transfer laws, payments and distributions made by our subsidiaries participating in the Chapter 11 proceedings prior to the Chapter 11 filing could, under specific circumstances, be voided as preferential transfers if such payments or distributions occurred up to one year prior to the Chapter 11 filing. Since we rely primarily on dividends from our subsidiaries and other intercompany transactions to meet our obligations for payment of principal and interest on our outstanding debt obligations, any voidance of such payments made to us by our subsidiaries could limit our ability to make principal and interest payments on the notes. Dividend payments from DII Industries to us could also, under specific circumstances, be voided as illegal dividends, fraudulent transfers or conveyances to the extent that a court determines that DII Industries was insolvent at the time these dividend payments were made. Furthermore, during the DII Industries Chapter 11 proceeding, DII Industries likely will be unable to make any dividend or other payments to us. The occurrence of these events may severely limit our ability to meet our obligations for payment of principal and interest on the notes.

A court could determine that the distribution of Halliburton Energy Services stock to Halliburton was a fraudulent transfer under state law or federal bankruptcy law which would impair our ability to make payments on the notes.

      Under the terms of the proposed settlement, we would implement a pre-packaged Chapter 11 plan of reorganization for DII Industries, Kellogg, Brown and Root and other of our subsidiaries with U.S. operations. Just prior to the filing of Chapter 11 proceedings, Halliburton Energy Services, Inc. was a wholly owned subsidiary of DII Industries. As part of the plan of reorganization, prior to its Chapter 11 filing, DII Industries distributed all of the capital stock of Halliburton Energy Services to Halliburton. Halliburton then distributed all of its ownership interests in DII Industries to Halliburton Energy Services, after which DII Industries became a wholly owned subsidiary of Halliburton Energy Services.

      Although the requisite number of asbestos and silica claimants have approved the plan of reorganization, which includes the distribution of Halliburton Energy Services stock by DII Industries to Halliburton, another creditor of DII Industries could claim that the transfer of Halliburton Energy Services stock to Halliburton by DII Industries prior to the Chapter 11 filing constitutes a fraudulent transfer. If a court were to determine that the distribution of Halliburton Energy Services stock by DII Industries to Halliburton constituted a fraudulent transfer, then Halliburton Energy Services may be required to remain a subsidiary of DII Industries or we may be required to pay the creditors the lesser of the relevant value of (1) the avoided transfer (in this case the value of the Halliburton Energy Services stock) or obligation and (2) the amount necessary to satisfy the claims of the creditors. Due to bankruptcy rules which are applicable to DII Industries under the Chapter 11 proceedings and that limit or prohibit the payment of dividends or other distributions by DII Industries and its subsidiaries (including Halliburton Energy Services, if Halliburton Energy Services were to remain a subsidiary of DII Industries), we would effectively be prohibited from receiving funds from Halliburton Energy Services during any period of time in which DII Industries is in Chapter 11 proceedings. The occurrence of this event could severely limit our ability to meet our obligations for payment of principal and interest on the notes and our other debt instruments.

      The successful prosecution of a claim by or on behalf of a debtor or its creditor under the applicable fraudulent transfer laws generally would require a determination that the debtor effected a transfer of an asset or incurred an obligation to an entity either:

•	with an actual intent to hinder, delay or defraud its existing or future creditors (a case of “actual fraud”); or

•	in exchange otherwise than for a “reasonably equivalent” value or a “fair consideration,” and that the debtor:

—	was insolvent or rendered insolvent by reason of the transfer or incurrence;

—	was engaged or about to engage in a business or transaction for which its remaining assets would constitute unreasonably small capital; or

—	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature (a case of “constructive fraud”).

      In the case of either actual fraud or constructive fraud, the unsecured creditors affected thereby might be entitled to equitable relief against the transferee of the assets or the obligee of the incurred obligation in the form of a recovery of the lesser of (1) the relevant value of the avoided transfer or obligation or (2) the amount necessary to satisfy their claims.

      The measure of insolvency for purposes of a constructive-fraud action would depend on the fraudulent transfer law being applied. Generally, an entity would be considered insolvent if either, at the relevant time:

•	the sum of its debts and liabilities, including contingent liabilities, was greater than the value of its assets, at a fair valuation; or

•	the fair salable value of its assets was less than the amount required to pay the probable liability on its total existing debts and other liabilities, including contingent liabilities, as they become absolute and mature.

      The transactions of the debtors which could be subject to review and possible avoidance under the applicable fraudulent transfer law would be limited to those occurring within the relevant limitations period. In the case of fraudulent transfer actions under the U.S. Bankruptcy Code, that period would be the 12-month period ending on the petition date. The petition date for the Chapter 11 filing of DII Industries, Kellogg Brown & Root and our other affected subsidiaries is December 16, 2003. In the case of actions under a state fraudulent transfer law, the limitations period ranges from one year to six years or more after the questioned transfer or incurrence of an obligation is effected. Under most state laws, including the laws of Pennsylvania and Texas, the limitations period generally would be four years.

We have letters of credit that may be drawn at any time or as a result of the Chapter 11 proceedings of DII Industries and Kellogg Brown & Root and our other filing subsidiaries.

      Our letters of credit contain terms and conditions that define when they may be drawn. As of September 30, 2003, at least $230.0 million of letters of credit permit the beneficiary of such letters of credit to draw for any reason, and at least another $560.0 million of letters of credit permit the beneficiary of such letters of credit to draw in the event of a bankruptcy or insolvency event involving one of our subsidiaries that is party to the proposed reorganization proceedings.

      We entered into a master letter of credit facility subsequent to the end of the third quarter of 2003 that is intended to replace any cash collateralization rights of issuers of substantially all our existing letters of credit during the pendency of the Chapter 11 proceedings by DII Industries and Kellogg Brown & Root and our other filing subsidiaries. The master letter of credit facility is now in effect and governs at least 90% of the face amount of our existing letters of credit. See “Description of Selected Settlement-Related Indebtedness.”

      Under the master letter of credit facility, if any letters of credit that are covered by the facility are drawn during the bankruptcy, the facility will provide the cash needed for such draws, as well as for any collateral or reimbursement obligations in respect thereof, with any such borrowings being converted into term loans. However, with respect to the letters of credit that are not subject to the master letter of credit facility, we may continue to be subject to certain reimbursement and cash collateral obligations. In addition, if our proposed plan of reorganization is not confirmed by June 30, 2004 and we are unable to renegotiate the master letter of credit facility, the letters of credit that are now governed by that facility will be governed by the arrangements with the banks that existed prior to the effectiveness of the facility. In many cases, those pre-existing arrangements impose reimbursement and/or cash collateral obligations on us and/or our subsidiaries.

      Uncertainty may also hinder our ability to access new letters of credit in the future. This could impede our liquidity and/or our ability to conduct normal operations.

A lowering of our credit ratings would increase our borrowing cost and may result in our inability to obtain additional financing on reasonable terms, terms acceptable to us or at all.

      Late in 2001 and early in 2002, Moody’s Investors Services lowered its ratings of our long-term senior unsecured debt to Baa2 and our short-term credit and commercial paper ratings to P-2. In addition, Standard & Poor’s rating service of the McGraw Hill Companies lowered its ratings of our long-term senior unsecured debt to A-and our short-term credit and commercial paper ratings to A-2 in late 2001. In December 2002, Standard & Poor’s lowered these ratings to BBB and A-3. These ratings were lowered primarily due to our asbestos exposure. In December 2003, Moody’s confirmed our ratings with a positive outlook and Standard & Poor’s revised its Credit Watch listing for us from “negative” to “developing” in response to our announcement that DII Industries and Kellogg Brown & Root and other of our subsidiaries filed Chapter 11 proceedings to implement the proposed settlement. Although our long-term ratings continue at investment grade levels, the cost of new borrowing is relatively higher and our access to the debt markets is more volatile at these rating levels. Investment grade ratings are BBB– or higher for Standard & Poor’s and Baa3 or higher for Moody’s. Our current ratings are one level above BBB– on Standard & Poor’s and one level above Baa3 on Moody’s.

      If our debt ratings fall below investment grade, we will be required to provide additional collateral to secure our new master letter of credit facility and our new revolving credit facility. See “Description of Selected Settlement-Related Indebtedness.” With respect to the outstanding letters of credit that are not subject to the new master letter of credit facility, we may be in technical breach of the bank agreements governing those letters of credit and we may be required to reimburse the bank for any draws or provide cash collateral to secure those letters of credit. In addition, if we do not receive confirmation of the proposed plan of reorganization on or before June 30, 2004 and we are unable to renegotiate the terms of the master letter of credit facility, the master letter of credit facility will no longer be in effect and will no longer override the reimbursement, cash collateral or other agreements or arrangements relating to any of the letters of credit that existed prior to the effectiveness of the master letter of credit facility. In that event, we may be required to provide reimbursement for any draws or cash collateral to secure our or our subsidiaries’ obligations under arrangements in place prior to our entering into the master letter of credit facility.

      In addition, our elective deferral plan has a provision which states that if the Standard & Poor’s credit rating falls below BBB, the amounts credited to participants’ accounts will be paid to participants in a lump-sum within 45 days. At September 30, 2003, this amount was approximately $49.0 million.

      In the event our debt ratings are lowered by either agency, we may have to issue additional debt or equity securities or obtain additional credit facilities in order to meet our liquidity needs. We anticipate that any such new financing or credit facilities would not be on terms as attractive as those we have currently and that we would also be subject to increased borrowing costs and interest rates. We also may be required to provide cash collateral to obtain surety bonds or letters of credit, which would reduce our available cash or require additional financing. Further, if we are unable to obtain financing for our proposed settlement on terms that are acceptable to us, we may be unable to complete the proposed settlement.

Risks Relating to Our Pending SEC Investigation

     We are subject to an SEC investigation, which could materially affect us.

      We are currently the subject of a formal investigation by the SEC, which has focused on the compliance with generally accepted accounting principles of our recording of revenues associated with cost overruns and unapproved claims for long-term engineering and construction projects, and the disclosure of our accrual practices. Although we do not believe that the investigation has expanded beyond these matters, there can be no assurance that the SEC will not open additional lines of inquiry. In addition, although we believe that our accounting for these matters was and is in accordance with generally accepted accounting principles, we cannot predict the outcome of the SEC’s investigation or when the investigation will be resolved. An adverse outcome of this investigation could have a material adverse effect on us and result in:

•	the institution of administrative, civil, injunctive or criminal proceedings;

•	sanctions and the payment of fines and penalties;

•	the restatement of our financial results for the years under review;

•	additional shareholder lawsuits; and

•	increased review and scrutiny of us by regulatory authorities, the media and others.

      From time to time, we enter into registration rights agreements in connection with securities offerings with the initial purchasers of the offered securities, including in connection with the private placement of the 3 1/8% senior convertible notes, whereby we agree to use our reasonable best efforts to have a registration statement declared effective within specified time periods. We may not be able to have a registration statement declared effective within the time period specified due in part to the pending SEC investigation. If we are unable to have a registration statement declared effective within agreed time periods, we may be obligated to pay additional interest amounts to the holders of the securities that would otherwise have been registered, which amounts could be substantial.

Risks Relating to Geopolitical and International Events

     International and political events may adversely affect our operations.

      A significant portion of our revenue is derived from our non-U.S. operations, which exposes us to risks inherent in doing business in each of the more than 100 other countries in which we transact business. The occurrence of any of the risks described below could have an adverse effect on our consolidated results of operations and consolidated financial condition.

      Our operations in more than 100 countries other than the United States accounted for approximately 70% of our consolidated revenues during the first nine months of 2003, 67% of our consolidated revenues during 2002, 62% of our consolidated revenues during 2001 and 66% of our consolidated revenues during 2000. Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization of our assets in that country;

•	political and economic instability;

•	social unrest, acts of terrorism, force majeure, war or other armed conflict;

•	inflation;

•	currency fluctuations, devaluations and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	governmental activities that limit or disrupt markets, restrict payments or limit the movement of funds;

•	governmental activities that may result in the deprivation of contract rights; and

•	trade restrictions and economic embargoes imposed by the United States and other countries, including current restrictions on our ability to provide products and services to Iran and Libya, both of which are significant producers of oil and gas.

      Due to the unsettled political conditions in many oil producing countries and countries in which we provide governmental logistical support, our revenues and profits are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls and governmental actions. Countries where we operate that have significant amounts of political risk include: Afghanistan, Algeria, Angola, Colombia, Indonesia, Iraq, Libya, Nigeria, Russia and Venezuela. For example, continued economic unrest and general strikes in Venezuela, changes in the general economic policies and regulations in Argentina, as well as seizures of offshore oil rigs by protestors in Nigeria have disrupted our Energy Services Group’s ability to provide services and products to our customers in these countries. In addition, military action or continued unrest in the Middle East could impact the demand and pricing for oil and gas, disrupt our operations in the region and elsewhere and increase our costs for security worldwide.

Military action, other armed conflicts or terrorist attacks could have a material adverse effect on our business.

      Military action in Iraq, increasing military tension involving North Korea, as well as the terrorist attacks of September 11, 2001 and subsequent threats of terrorist attacks and unrest, have caused instability in the world’s financial and commercial markets, have significantly increased political and economic instability in some of the geographic areas in which we operate. Acts of terrorism and threats of armed conflicts in or around various areas in which we operate, such as the Middle East and Indonesia, could limit or disrupt markets and our operations, including disruptions resulting from the evacuation of personnel, cancellation of contracts or the loss of personnel or assets.

      Military action in Iraq, as well as threats of war or other armed conflict elsewhere, may cause further disruption to financial and commercial markets generally and may generate greater political and economic instability in some of the geographic areas in which we operate. In addition, any possible reprisals as a consequence of the war with and ongoing military action in Iraq, such as acts of terrorism in the United States or elsewhere, may materially adversely affect us in ways we cannot predict at this time.

Risks Relating to Our Business

Our business depends on the level of activity in the oil and natural gas industry, which is significantly affected by volatile oil and gas prices.

      Demand for our services and products depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. A prolonged downturn in oil and gas prices could have a material adverse effect on our consolidated results of operations and consolidated financial condition.

      Demand for our products and services is particularly sensitive to the level of development, production and exploration activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for our oil and natural gas well services and products that could have a material adverse effect on our revenues and profitability. Factors affecting the prices of oil and natural gas include:

•	governmental regulations;

•	global weather conditions;

•	worldwide political, military and economic conditions, including the ability of OPEC to set and maintain production levels and prices for oil;

•	the level of oil production by non-OPEC countries;

•	the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	the cost of producing and delivering oil and gas; and

•	the level of demand for oil and natural gas, especially demand for natural gas in the United States.

      Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future.

      Spending on exploration and production activities and capital expenditures for refining and distribution facilities by large oil and gas companies have a significant impact on the activity levels of our businesses.

Our government contracts work has been the focus of allegations and inquiries, and there can be no assurance that additional allegations and inquiries will not be made or that our government contract business may not be adversely affected.

      We provide substantial work under our government contracts business to the United States Department of Defense and other governmental agencies, including under world-wide U.S. Army logistics contracts, known as LogCAP, and under contracts to rebuild Iraq’s petroleum industry. Our units operating in Iraq and elsewhere under government contracts such as LogCAP consistently review the amounts charged and the services performed under these contracts, and our operations under these contracts are regularly reviewed and audited by the Defense Contract Audit Agency, or DCAA, and other governmental agencies. When issues are found during the governmental agency audit process, these issues are typically discussed and reviewed with us in order to reach a resolution.

      The results of a preliminary audit by the DCAA in December 2003 said that a Halliburton unit may have overcharged the Department of Defense by $61.0 million in importing fuel into Iraq. Department of Defense officials have referred the matter to the agency’s inspector general with a request for additional investigation by the agency’s criminal division. We have also in the past had inquiries by the DCAA and the civil fraud division of the U.S. Department of Justice into possible overcharges for work under a contract performed in the Balkans. On January 22, 2004, we announced the identification by our internal audit function of a potential over billing of approximately $6.0 million by one of our subcontractors under the LogCAP contract in Iraq. In accordance with our policy and government regulation, the potential overcharge was reported to the Department of Defense Inspector General’s office as well as to the contract customer, the Army Materiel Command. On January 23, 2004, we announced that we issued a check in the amount of $6.3 million to the Army Materiel Command to cover potential over billing charges while we conduct our investigation into the matter. Relatedly, we are continuing to review possible improper payments by third party subcontractors to one or two former Kellogg Brown & Root employees. Additionally, the DCAA is reviewing the methodology used to calculate the invoicing for the number of meals to be prepared and delivered by a subcontractor engaged by Kellogg Brown & Root to U.S. troops and supporting civilian personnel in Iraq and Kuwait under the LogCAP contract. We are currently reviewing past invoicing to determine whether the use of projected headcounts was the proper basis for invoicing the U.S. government for dining facility services performed in Kuwait and Iraq. On January 30, 2004, and again on February 2, 2004 and February 5, 2004, we advised the DCAA that Kellogg Brown & Root has agreed to temporarily grant a credit for charges for some meals while Kellogg Brown & Root, the DCAA and the Army Materiel Command collectively agree on the process to be used for invoicing for food services provided by Kellogg Brown & Root in Iraq and Kuwait. The amount of the credit as of February 6, 2004 is $34.5 million. We cannot assure you that a methodology will be developed quickly, and consequently the amounts for which we credit may increase.

      All of these matters are still under review by the applicable government agencies and additional review and allegations are possible. We could also be subject to future inquiries for work done in Iraq under the current LogCAP contract or the contract to rebuild Iraq’s petroleum industry.

      To the extent we or our subcontractors make mistakes in our government contracts operations, even if unintentional, insignificant or subsequently self-reported to the applicable government agency, we will likely be subject to intense scrutiny. Some of this scrutiny is as a result of the Vice President of the United States being a former chief executive officer of Halliburton. This scrutiny has recently centered on our government contracts work, especially in Iraq and the Middle East. In part because of the heightened level of scrutiny under which we operate, audit issues between us and government auditors like the DCAA or the inspector general of the Department of Defense are more likely to arise, are more likely to become public and may be more difficult to resolve. As a result, our ability to secure future government contracts business or renewals of current government contracts business in the Middle East or elsewhere could be adversely affected. We could also be asked to reimburse payments made to us and that are determined to be in excess of those allowed by the applicable contract, or we could agree to delay billing for an indefinite period of time for work we have performed until any billing and cost issues are resolved. If overcharges occurred and informal resolution were not achieved, we could, if appropriate proof were shown, be subject to fines and penalties under the U.S. False Claims Act, and treble damages could be sought. In addition, we may be required to expend a significant amount of resources explaining and/or defending actions we have taken under our government contracts. There can be no assurance that these and any additional allegations made under our government contracts would not have a material adverse effect on our business and results of operations.

The Barracuda-Caratinga project is currently behind schedule, has substantial cost overruns and may result either in damages payable by us or our inability to recover our costs associated with the project.

      In June 2000, Kellogg Brown & Root entered into a fixed-price contract with the project owner, Barracuda & Caratinga Leasing Company B.V., to develop the Barracuda and Caratinga crude oil fields, which are located off the coast of Brazil. The project manager and owner’s representative is Petroleo Brasileiro SA (Petrobras), the Brazilian national oil company. When completed, the project will consist of two converted supertankers that will be used as floating production, storage and offloading platforms, or FPSOs, 32 hydrocarbon production wells, 22 water injection wells, and all sub-sea flow lines and risers necessary to connect the underwater wells to the FPSOs.

The letters of credit related to the Barracuda-Caratinga project may be drawn if we default under the contract.

Kellogg Brown & Root’s performance under the contract is secured by:

•	performance letters of credit, which together have an available credit of approximately $266.0 million as of September 30, 2003 and which represent approximately 10% of the contract amount, as amended to date by change orders;

•	retainage letters of credit, which together have available credit of approximately $152.0 million as of September 30, 2003 and which will increase in order to continue to represent 10% of the cumulative cash amounts paid to Kellogg Brown & Root; and

•	a guarantee of Kellogg Brown & Root’s performance under the agreement by Halliburton Company in favor of the project owner.

In the event that Kellogg Brown & Root is alleged to be in default under the contract, the project owner may assert a right to draw upon the letters of credit. As described under “Description of Selected Settlement-Related Indebtedness — Master LC Facility,” these letters of credit are included in the Master LC Facility. As such, a draw on such letters of credit prior to the Term-Out Date would become a LC Advance subject to the terms of the Master LC Facility.

However, after the Master LC Facility is no longer in effect, if the letters of credit were to be drawn, Kellogg Brown & Root’s reimbursement obligation would be stayed by the bankruptcy proceedings. If Kellogg Brown & Root could not fund the amount of the draw and the Master LC Facility were not then in effect, Halliburton would be required to do so, which could have a material adverse effect on Halliburton’s financial condition and results of operations.

Kellogg Brown & Root may have to pay damages and other amounts in excess of the amounts currently recorded.

As of September 30, 2003, the project was approximately 78% complete and Kellogg Brown & Root had recorded a pretax loss of $345.0 million related to the project. The probable unapproved claims included in determining the loss on the project were $182.0 million as of September 30, 2003. The claims for the project most likely will not be settled within one year. Accordingly, based upon costs incurred on the claims, probable unapproved claims of $157.0 million at September 30, 2003 have been recorded to long-term unbilled work on uncompleted contracts. Kellogg Brown & Root has asserted claims for compensation substantially in excess of $182.0 million. The project owner, through its project manager, Petrobras, has denied responsibility for all such claims. Petrobras has, however, issued formal change orders worth approximately $61.0 million which are not included in the $182.0 million in probable unapproved claims.

In the event that Kellogg Brown & Root was determined after an arbitration proceeding to have been in default under the contract with Petrobras, and if the project was not completed by Kellogg Brown & Root as a result of such default (i.e., Kellogg Brown & Root’s services are terminated as a result of such default), the project owner may seek direct damages (including completion costs in excess of the contract price and interest on borrowed funds, but excluding consequential damages) against Kellogg Brown & Root for up to $500.0 million plus the return of up to $300.0 million in advance payments previously received by Kellogg Brown & Root to the extent they have not been repaid. The original contract terms require repayment of the $300.0 million in advance payments by crediting the last $350.0 million of our invoices related to the contract by that amount. A termination of the contract by the project owner could have a material adverse effect on our financial condition and results of operations.

In addition to the amounts described above, Kellogg Brown & Root may have to pay liquidated damages if the project is delayed beyond the original contract completion date.

Kellogg Brown & Root expects that the project will likely be completed at least 16 months later than the original contract completion date. In the event that any portion of the delay is determined to be attributable to Kellogg Brown & Root and any phase of the project is completed after the milestone dates specified in the contract, Kellogg Brown & Root could be required to pay liquidated damages. These damages would be calculated on an escalating basis of approximately $1.0 million per day of delay caused by Kellogg Brown & Root, subject to a total cap on liquidated damages of 10% of the final contract amount (yielding a cap of approximately $266.0 million as of September 30, 2003). The amount of liquidated damages could have a material adverse effect on our financial condition and results of operations.

Although we have implemented an agreement to settle and/or arbitrate certain claims, Kellogg Brown & Root may have to pay substantial additional amounts and may not recover amounts it expects to recover.

In June 2003, Halliburton, Kellogg Brown & Root and Petrobras, on behalf of the project owner, entered into a non-binding heads of agreement that would resolve some of the disputed issues between the parties, subject to final agreement and lender approval. In November 2003, final agreements implementing the terms of the heads of agreement, as well as lender approval and successful completion of all conditions precedent were completed. The original completion date for the Barracuda project was December 2003 and the original completion date for the Caratinga project was April 2004. Under the agreements implementing the heads of agreement, the project owner granted an extension of time to the original completion dates and other milestone dates that average approximately 12 months. In addition, the owner has agreed to delay any attempt to assess the original liquidated damages against Kellogg Brown & Root for project delays beyond 12 months and up to 18 months, delay any drawing of letters of credit with respect to such liquidated damages and delay the return of any of the $300.0 million in advance payments. The agreements implementing the heads of agreement also provide for a separate liquidated damages calculation of $450,000 per day for each of the Barracuda and the Caratinga vessels if delayed beyond 18 months from the original schedule (subject to the total cap on liquidated damages of 10% of the final contract amount). Although the agreements implementing the heads of agreement do not delay the drawing of letters of credit for these liquidated damages, the master letter of credit facility will provide for any such draw while it is in effect. The extension of the original completion dates and other milestones reduces the likelihood of Kellogg Brown & Root incurring liquidated damages on the project. Nevertheless, Kellogg Brown & Root continues to have exposure for substantial liquidated damages for delays in the completion of the project.

Under the agreements implementing the heads of agreement, the project owner has agreed to pay $69.0 million of Kellogg Brown & Root’s disputed claims (which are included in the $182.0 million of probable unapproved claims as of September 30, 2003) and to arbitrate additional claims. The maximum recovery from the claims to be arbitrated is capped at $375.0 million. The agreements implementing the heads of agreement also allow the project owner or Petrobras to arbitrate additional claims against Kellogg Brown & Root, not including liquidated damages, the maximum recovery from which is capped at $380.0 million.

Kellogg Brown & Root is also continuing discussions with Petrobras in an effort to resolve most remaining open issues between them. However, there can be no assurance that those issues will be resolved. Notwithstanding finalization of the agreements implementing the heads of agreement and the discussions with Petrobras, Kellogg Brown & Root continues to be at risk for the recovery of the amounts of its claims, for the payment of substantial liquidated damages and for the letters of credit being drawn. Should any of these events occur, they could have a material adverse effect on our financial condition and results of operations.

Funding of the project may be insufficient to cover all amounts claimed by Kellogg Brown & Root.

The project owner has procured project finance funding obligations from various lenders to finance the payments due to Kellogg Brown & Root under the contract. The project owner currently has no other committed source of funding on which we can necessarily rely other than the project finance funding for the project. In addition, although the project financing includes borrowing capacity in excess of the original contract amount, only $250.0 million of this additional borrowing capacity is reserved for increases in the contract amount payable to Kellogg Brown & Root and its subcontractors.

Under the loan documents, the availability date for loan draws expired December 1, 2003, and the project owner drew down all remaining available funds on that date. As a condition precedent to the draw down of the remaining funds, the project owner was required to escrow the funds for the exclusive use of paying project costs. With limited exceptions, these funds may not be paid to Petrobras or its subsidiary (which is funding the drilling costs of the project) until all amounts due to Kellogg Brown & Root, including amounts due for the claims, are liquidated and paid. While this potentially reduces the risk that the funds would not be available for payment to Kellogg Brown & Root, Kellogg Brown & Root is not party to the arrangement between the lenders and the project owner and can give no assurance that there will be adequate funding to cover current or future Kellogg Brown & Root claims and change orders.

Kellogg Brown & Root has now begun to fund operating cash shortfalls on the project and would be obligated to fund such shortages over the remaining project life in an amount we currently estimate to be approximately $500.0 million (assuming generally that neither we nor the project owner are successful in recovering claims against the other and that no liquidated damages are imposed). Under the same assumptions, except assuming that Kellogg Brown & Root recovers unapproved claims in the amounts currently recorded on our books, the cash shortfall would be approximately $320.0 million. There can be no assurance that Kellogg, Brown & Root will recover the amount of unapproved claims on its books, or any amounts in excess of that amount.

We may be required to pay additional value added taxes related to the Barracuda-Caratinga project.

Value added taxes of up to $293.0 million may be or become due on the project. Petrobras and the project owner are contesting the reimbursability of up to $227.0 million of these potential value added taxes. The contract provides that Kellogg Brown & Root is responsible for taxes in effect on the contract date, but will be reimbursed for increased costs due to changes in the tax laws that occur after the date of the contract. The parties agree that certain changes in the tax laws occurred after the date of the contract, but do not agree on how much of the increase in taxes was due to that change or which party is responsible for ultimately paying these taxes. Prior to the issuance of Decree 34,524 discussed below, up to approximately $144.0 million of value added taxes may have already become due on the project and, in addition, up to approximately $100.0 million of value added taxes may be due in stages from January 2004 through April 2004, with the balance due in stages later in 2004. Without Decree 34,524, depending on when the value added taxes are deemed due and when they are paid, penalties and interest on the taxes of between $40-$100 million may also be due, the reimbursability of which the project owner may also contest.

On December 16, 2003, the State of Rio de Janeiro issued Decree 34,524. This decree recognizes that Petrobras is entitled to a credit for the value added taxes paid on the project. The decree also provides that the value added taxes that may have become due on the project, but which had not yet been paid, may be paid in January 2004 without penalty or interest. In response to the decree, Kellogg Brown & Root and Petrobras have entered into an agreement whereby Petrobras has agreed to (1) directly pay the value added taxes due on all imports on the project (including a payment in January 2004 of approximately $150.0 million for imports on the project to date) and (2) reimburse Kellogg Brown & Root for value added taxes paid on local purchases (approximately $100.0 million of which will become due in 2004).

It is unclear whether Kellogg Brown & Root may be required to reimburse Petrobras for the cost of the time value of money on the value added tax that Petrobras paid. In addition, the validity of Decree 34,524 has been challenged in court in Brazil. If Decree 34,524 is overturned or rescinded, or if the Petrobras credits are lost for any other reason not due to actions by Petrobras, the issue of who must ultimately bear the cost of the value added taxes is to be decided on the basis of the law as it existed prior to Decree 34,524. There can be no assurance that we will not be required to pay all or a portion of these value added taxes and obligations.

A joint venture in which a Halliburton unit participates is under investigation as a result of payments made in connection with a liquefied natural gas project in Nigeria.

      It has been reported that a French magistrate is investigating $180.0 million in payments made by TSKJ in connection with a multi-billion dollar project to build and expand a liquefied natural gas plant in Nigeria. TSKJ is a joint venture registered in Madeira, Portugal whose members are Technip SA of France, ENI SpA of Italy, Japan Gasoline Corp. and Kellogg Brown & Root, which owns 25% of the venture. The Paris public prosecutor’s office is probing whether the payments were illegal.

      The U.S. Department of Justice and the SEC have asked Halliburton for cooperation and access to information in reviewing these matters and are reviewing the allegations in light of the requirements of the U.S. Foreign Corrupt Practices Act. Halliburton has engaged outside counsel to investigate any allegations and is cooperating with the government’s inquiries. However, there can be no assurance that this matter will not lead to additional allegations or that the joint venture or we will not have to defend against these and other similar allegations. There can be no assurance that our current view of these matters will be correct. If illegal payments were made, this matter could have a material adverse affect on our business and results of operations.

We may pursue acquisitions, dispositions, investments and joint ventures, which could affect our results of operations.

      We may actively seek opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, investments or contractual arrangements or joint ventures. These transactions would be intended to result in the realization of savings, the creation of efficiencies, the generation of cash or income or the reduction of risk. Acquisition transactions may be financed by additional borrowings or by the issuance of common stock of Halliburton. These transactions may also affect our results of operations.

      These transactions also involve risks and we cannot assure you that:

•	any acquisitions would result in an increase in income;

•	any acquisitions would be successfully integrated into our operations;

•	any disposition would not result in decreased revenue or cash flow;

•	any dispositions, investments, acquisitions or integrations would not divert management resources; or

•	any dispositions, investments, acquisitions or integrations would not have an adverse effect on our results of operations or financial condition.

      We conduct some operations through joint ventures, where control may be shared with unaffiliated third parties. As with any joint venture arrangement, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major issues. This could potentially adversely affect the business and operations of the joint venture and, in turn, our business and operations.

A significant portion of our engineering and construction projects is on a fixed-price basis, subjecting us to the risks associated with cost over-runs and operating cost inflation.

      We contract to provide services either on a time-and-materials basis or on a fixed-price basis, with fixed-price (or lump sum) contracts accounting for approximately 19% of our revenues for the nine months ended September 30, 2003 and 21% of our revenues for the year ended December 31, 2002. We bear the risk of cost over-runs, operating cost inflation, labor availability and productivity and supplier and subcontractor pricing and performance in connection with projects covered by fixed-price contracts. Our failure to estimate accurately the resources and time required for a fixed-price project, or our failure to complete our contractual obligations within the time frame committed, could have a material adverse effect on our business, results of operations and financial condition.

Changes in governmental spending and capital spending by our customers may adversely affect us.

      Our business is directly affected by changes in governmental spending and capital expenditures by our customers. Some of the changes that may adversely affect us include:

•	a decrease in the magnitude of governmental spending and outsourcing for military and logistical support of the type that we provide;

•	an increase in the magnitude of governmental spending and outsourcing for military and logistical support, which can adversely affect our liquidity needs as a result of additional or continued working capital requirements to support this work;

•	a decrease in capital spending by customers in the oil and gas industry for exploration, development, production, processing, refining and pipeline delivery networks;

•	a decrease in capital spending by governments for infrastructure projects of the type that we undertake; and

•	the consolidation of our customers, which has (1) caused customers to reduce their capital spending, which has in turn reduced the demand for our services and products, and (2) resulted in customer personnel changes, which in turn affects the timing of contract negotiations and settlements of claims and claim negotiations with engineering and construction customers on cost variances and change orders on major projects.

We are susceptible to adverse weather conditions in our regions of operations.

      Our business may be adversely affected by severe weather, particularly in the Gulf of Mexico where we have significant operations. Repercussions of severe weather conditions may include:

•	evacuation of personnel and curtailment of services;

•	weather related damage to offshore drilling rigs resulting in suspension of operations;

•	weather related damage to our facilities;

•	inability to deliver materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

      Because demand for natural gas in the United States drives a disproportionate amount of our Energy Services Group’s United States business, warmer than normal winters in the United States are detrimental to the demand for our services to gas producers.

We are subject to various operational and performance risks related to projects we undertake and services that we provide.

      We are subject to various operational and performance risks related to projects we undertake and services that we provide. These risks include:

•	changes in the price or the availability of commodities that we use;

•	non-performance, default or bankruptcy of joint venture partners, key suppliers or subcontractors;

•	risks that result from performing fixed-price projects (see “— A significant portion of our engineering and construction projects is on a fixed-price basis, subjecting us to the risks associated with cost over-runs and operating cost inflation” above); and

•	risks that result from entering into complex business arrangements for technically demanding projects where failure by one or more parties could result in monetary penalties.

Our ability to compete outside of the United States may be adversely affected by governmental regulations promulgated in numerous countries in which we transact business.

      Governmental regulations promulgated in the numerous countries in which we transact business may require us to engage in business practices that may not be to our benefit. Those kinds of regulations frequently:

•	encourage or mandate the hiring of local contractors or suppliers; and

•	require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

      As a result, we may be required to engage in business practices that are uneconomical and that could adversely impact our results of operations.

Some of our non-U.S. subsidiaries operate in Iran and Libya, and we are responding to an inquiry from the Office of Foreign Assets Control regarding one of our non-U.S. subsidiaries’ operations in Iran.

      We have a Cayman Islands subsidiary with operations in Iran, and other European subsidiaries that manufacture goods destined for Iran and/or render services to Iran, and we have several non-U.S. subsidiaries and/or non-U.S. joint ventures that operate in or manufacture goods destined for, or render services to, Libya. The United States imposes trade restrictions and economic embargoes that prohibit U.S. incorporated entities and U.S. citizens and residents from engaging in commercial, financial or trade transactions with some foreign countries, including Iran and Libya, unless authorized by the Office of Foreign Assets Control, or OFAC, of the U.S. Treasury Department or exempted by statute. Criminal penalties for violations range up to $500,000 in fines per count for corporations, or twice the gross pecuniary gain or loss, if greater. Civil penalties of up to $11,000 per count may also be imposed by OFAC.

      We received and responded to an inquiry in mid-2001 from OFAC with respect to the operations in Iran by a Halliburton subsidiary that is incorporated in the Cayman Islands. The OFAC inquiry requested information with respect to compliance with the Iranian Transaction Regulations. Our 2001 written response to OFAC stated that we believed that we were in full compliance with applicable sanction regulations. In January 2004, we received a follow-up letter from OFAC requesting additional information. We are making further investigations based on questions raised in the most recent letter.

We are subject to taxation in many jurisdictions and there are inherent uncertainties in the final determination of our tax liabilities.

      We have operations in more than 100 countries other than the United States and as a result are subject to taxation in many jurisdictions. Therefore, the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. These tax examinations may result in assessments of additional taxes or penalties or both. Additionally, new taxes, such as the proposed excise tax in the United States targeted at heavy equipment of the type we own and use in our operations, could negatively affect our results of operations.

We are subject to significant foreign exchange and currency risks that could adversely affect our operations and our ability to reinvest earnings from operations.

      A sizable portion of our consolidated revenues and consolidated operating expenses are in foreign currencies. As a result, we are subject to significant risks, including:

•	foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls such as those experienced in Argentina in late 2001 and early 2002; and

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

      We do business in countries that have non-traded or “soft” currencies which have restricted or limited trading markets. We may accumulate cash in soft currencies and we may be limited in our ability to convert our profits into U.S. dollars or to repatriate the profits from those countries.

Our ability to limit our foreign exchange risk through hedging transactions may be limited.

      We selectively use hedging transactions to limit our exposure to risks from doing business in foreign currencies. For those currencies that are not readily convertible, our ability to hedge our exposure is limited because financial hedge instruments for those currencies are nonexistent or limited. Our ability to hedge is also limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

      In addition, the risk inherent in the use of derivative instruments of the sort that we use could cause a change in the value of the derivative instruments as a result of:

•	adverse movements in foreign exchange rates;

•	interest rates;

•	commodity prices; or

•	the value and time period of the derivative being different than the exposures or cash flows being hedged.

We are subject to a variety of environmental requirements that impose on us obligations or result in our incurring liabilities that will adversely affect our results of operations or for which our failure to comply could adversely affect us.

      Our businesses are subject to a variety of environmental laws, rules and regulations in the United States and other countries, including those covering hazardous materials and requiring emission performance standards for facilities. For example, our well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Environmental requirements include, for example, those concerning:

•	the containment and disposal of hazardous substances, oilfield waste and other waste materials;

•	the use of underground storage tanks; and

•	the use of underground injection wells.

      Environmental requirements generally are becoming increasingly strict. Sanctions for failure to comply with these requirements, many of which may be applied retroactively, may include:

•	administrative, civil and criminal penalties;

•	revocation of permits; and

•	corrective action orders, including orders to investigate and/or clean up contamination.

      Failure on our part to comply with applicable environmental requirements could have an adverse effect on our consolidated financial condition. We are also exposed to costs arising from environmental compliance, including compliance with changes in or expansion of environmental requirements, such as the potential regulation in the United States of our Energy Services Group’s hydraulic fracturing services and products as underground injection, which may have a material adverse effect on our business, financial condition, operating results or cash flows.

      We are exposed to claims under environmental requirements and from time to time such claims have been made against us. In the United States, environmental requirements and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of prior operators or other third parties. Liability for damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our consolidated results of operations.

Demand for our services may be adversely affected by environmental requirements.

      Changes in environmental requirements may negatively impact demand for our services. For example, activity by oil and natural gas exploration and production may decline as a result of environmental requirements (including land use policies responsive to environmental concerns). Such a decline, in turn, could have a material adverse effect on us.

We may be unable to protect our intellectual property rights.

      We rely on a variety of intellectual property rights that we use in our products and services. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our products and services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could adversely affect our competitive position.

If we do not develop new competitive technologies and products or if our proprietary technologies, equipment, facilities or work processes become obsolete, our business and revenues may be adversely affected.

      The market for our products and services is characterized by continual technological developments to provide better and more reliable performance and services. If we are not able to design, develop and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and revenues will be adversely affected and the value of our intellectual property may be reduced. Likewise, if our proprietary technologies, equipment and facilities or work processes become obsolete, we may no longer be competitive and our business and revenues will be adversely affected.

We may be unable to employ a sufficient number of technical personnel.

      Many of the services that we provide and the products that we sell are complex and highly engineered and often must perform or be performed in harsh conditions. We believe that our success depends upon our ability to employ and retain technical personnel with the ability to design, utilize and enhance these products and services. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase, our margins could decrease and our growth potential could be impaired.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

By:	/s/ Margaret E. Carriere

Margaret E. Carriere
Vice President and Secretary

Date: February 11, 2004